                                                                    EXHIBIT 10.1

                                LICENSE AGREEMENT

     This Agreement, made and entered into this 14th day of December, 1987, (the Effective Date) by and between MASSACHUSETTS INSTITUTE OF TECHNOLOGY, a corporation duly organized and existing under the laws of the Commonwealth of Massachusetts and having its principal office at 77 Massachusetts Avenue, Cambridge, Massachusetts 02139 U.S.A. (hereinafter referred to as M.I.T.), and MATRITECH, INC., a corporation duly organized under the laws of Delaware and having its principal office at 21 Fairfield Street, Boston, MA 02116 (hereinafter referred to as LICENSEE).

                                   WITNESSETH

     WHEREAS, M.I.T. is the owner of certain "Patent Rights" (as later defined herein) relating to M.I.T. Case No. 4061, "Method For Determining Tissue Of Origin And Degree Of Malignancy Of Tumor Cells", by Sheldon Penman and Edward G. Fey, and has the right to grant licenses under said Patent Rights, subject only to a royalty-free, nonexclusive license heretofore granted to the United States Government;

     WHEREAS, M.I.T. desires to have the Patent Rights utilized in the public interest and therefore is willing to grant a license thereunder;

     WHEREAS, LICENSEE has represented to M.I.T., to induce M.I.T to enter into this Agreement, that the LICENSEE is experienced in the development, production, manufacture, marketing and sale of products similar to "Licensed Product(s)" (as later defined herein) and/or the use of "Licensed Process(es)" (as later defined herein) and that it shall commit itself to using its reasonable best efforts to exploit the Patent Rights so that public utilization shall result therefrom; and


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                                      -2-


     WHEREAS, LICENSEE desires to obtain a license under the Patent Rights upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

                             ARTICLE I - DEFINITIONS

     For the purposes of this Agreement, the following words and phrases shall have the following meanings:

     1.1 "LICENSEE" shall mean Matritech, Inc. and any subsidiary of Matritech, Inc.

     1.2 "Subsidiary" shall mean any corporation, company or other entity more than fifty percent (50%) of whose voting stock is owned or controlled directly or indirectly by Matritech, Inc.

     1.3 "Patent Rights" shall mean the United States and correspondent foreign patent applications set forth in Appendix A attached hereto and made a part hereof (hereinafter referred to as the "Patent Rights Patent Application(s)"), and the United States patents and foreign patents issuing from said pending United States and foreign patent applications or later-filed foreign applications based upon any of these United States patents and applications (hereinafter referred to as the "Patent Rights Patent(s)") and any continuations, continuations-in-part, divisions, reissues or extensions of any of the foregoing.

     1.4 "Tangible Property" shall mean any or all of the hybridoma cell lines from the M.I.T. laboratory of Professor Sheldon Penman with the designation(s) MCF-7 B1 through B9.

     1.5 A "Licensed Product" shall mean any product or part thereof which:

     (a) is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which any Licensed Product is made, used or

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                                      -3-

          sold; or (ii) a valid and unexpired claim contained in a Patent Rights Patent in the country in which any Licensed Product is made, used or sold; or

     (b) is manufactured by using a process which is covered in whole or in part by (i) a pending claim contained in a Patent Rights Patent Application in the country in which any Licensed Process is used or
          (ii) a valid or unexpired claim contained in a Patent Rights Patent in the country in which any Licensed Process is used; or

     (c)  is developed or manufactured using the Tangible Property.

     1.6 A "Licensed Process" shall mean any process for making Licensed Products which is covered in whole or in part by:

     (a)  a pending claim contained in a Patent Rights Patent Application; or

     (b) a valid and unexpired claim contained in a Patent Rights Patent; or which

     (c)  uses the Tangible Property.

     1.7 "Net Sales Price" shall mean LICENSEE's billings for Licensed Products produced hereunder less the sum of the following:

     (a)  Discounts allowed in amounts customary in the trade;

     (b) Sales, tariff duties and/or use taxes directly imposed and with reference to particular sales;

     (c)  Outbound transportation prepaid or allowed; and

     (d)  Amounts allowed or credited on returns, and bad debts.

No deductions shall be made for commissions paid to individuals whether they be with independent sales agencies or regularly employed by LICENSEE and on its payroll, or for cost of collections. Licensed Products shall be considered "sold" when billed out or invoiced.

                               ARTICLE II - GRANT

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                                      -4-


     2.1 M.I.T. hereby grants to LICENSEE the worldwide right and license to make, have made, use, lease and sell the Licensed Products, and to practice the Licensed Processes until the last to expire of any valid Patent Rights in any country, unless this Agreement is sooner terminated as hereinafter provided.

     2.2 In order to establish a period of exclusivity for LICENSEE, M.I.T. hereby agrees that it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes in the Research or In Vitro Diagnostics fields of use during the period of time commencing with the Effective Date of this Agreement and terminating with the first to occur of:

     (a) The expiration of five years after the first commercial sale of a Licensed Product or first commercial use of a Licensed Process in the In Vitro Diagnostics field of use; or in each country in which a Patent Rights Patent or Application exists;

     (b) The expiration of ten years after the Effective Date of this Agreement.

     2.3 M.I.T. also agrees that it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes in the In Vivo Diagnostics field of use during the time period commencing with the Effective Date of this Agreement and terminating with the first to occur of:

     (a) The expiration of five years after the first commercial sale of a Licensed Product or the first commercial use of a Licensed Process in each country in which a Patent Rights Patent Application or Patent exists in the In Vivo Diagnostics field of use; or

     (b) The expiration of twelve years after the Effective Date of this Agreement.


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                                      -5-


     2.4 M.I.T. also agrees that it shall not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes in the Therapeutics field of use during the time period commencing with the Effective Date of this Agreement and terminating with the first to occur of:

     (a) The expiration of five years after the first commercial sale of a Licensed Product or the first commercial use of a Licensed Process in each country in which a Patent Rights Patent Application or Patent exists in the Therapeutics field of use; or

     (b) The expiration of twelve years after the Effective Date of this Agreement.

     2.5 M.I.T. also agrees that times spent before regulatory agencies to obtain approval to sell products shall, at LICENSEE's request, be added to Paragraphs 2.2(b), 2.3(b) and 2.4(b) separately for each country, and separately for In Vitro Diagnostics, In Vivo Diagnostics and Therapeutics, in order to extend the periods of exclusivity.

     2.6 Six months prior to the end of each exclusive period (as defined in Paragraphs 2.2, 2.3, 2.4 and 2.5) LICENSEE may request that M.I.T. extend the period of exclusivity. M.I.T. shall consider such request and, at its sole option, may extend said period of exclusivity based on the circumstances then pertaining.

     2.7 At the end of the exclusive period, the license granted hereunder shall become nonexclusive and shall extend to the end of the term or terms for which any Patent Rights are valid in force, unless this Agreement is sooner terminated as hereinafter provided. If M.I.T. subsequently grants a license to Patent Rights to any third party which include terms more favorable than those granted to LICENSEE, LICENSEE's terms shall be reduced to match such terms granted to the third party.

     2.8 In recognition of the fact that no commercial use or value has been established for the Tangible Property as of the Effective Date of this Agreement, and that LICENSEE intends to develop commercial applications of the Tangible Property at its own expense, M.I.T. further agrees that its grant to LICENSEE to use of the Tangible Property for commercial purposes shall be exclusive in perpetuity unless this Agreement is terminated prior to the last to expire of the Patent Rights.

     2.9 M.I.T. reserves the right to use the Tangible Property for its own noncommercial research purposes.

     2.10 LICENSEE shall have the right to sublicense any of the rights, privileges and license granted hereunder only during the exclusive period of this Agreement and any such sublicenses shall remain in effect throughout the duration of this Agreement, but shall become nonexclusive in each country when LICENSEE's exclusivity expires in that country.

     2.11 LICENSEE hereby agrees that every sublicensing agreement to which it shall be a party and which shall relate to the rights, privileges and license granted hereunder shall contain a statement setting forth the date upon which LICENSEE's exclusive rights, privileges and license hereunder shall terminate.

     2.12 LICENSEE agrees that any sublicenses granted by it shall provide that the obligations to M.I.T. of the following sections of this Agreement shall be binding upon the sublicensee as if the sublicensee were a party to this
Agreement: Paragraphs 5.1 and 7.6; 15.1, 15.3, 15.4 and 15.5. LICENSEE further agrees to attach copies of these sections to all sublicense agreements.

     2.13 LICENSEE agrees to forward to M.I.T. a copy of any and all fully executed sublicense agreements, and further agrees to forward to M.I.T. annually a copy of such reports received by LICENSEE from its sublicensees during the preceding twelve (12) month period under the sublicenses as shall be pertinent to a royalty accounting under said sublicense agreements.

     2.14 If LICENSEE receives from sublicensees anything of value in lieu of cash payments based upon payment obligations of any sublicense under this Agreement, LICENSEE shall notify M.I.T. at the time such considerations are received, and the parties shall meet to determine the value of the non-cash considerations received by LICENSEE. LICENSEE shall compensate M.I.T. at the same rate as if the non-cash considerations had been cash.

     2.15 M.I.T. hereby also grants to LICENSEE a six-month first option to negotiate for an exclusive license to any invention(s) arising from research in the laboratories of Professor Sheldon Penman and\or Dr. Edward Fey which fall within the claims of the Patent Rights. Such option shall, however, be subject to the terms of any Research Agreement which sponsored the research leading to such invention(s), and the grant of this Paragraph 2.15 shall not restrict the terms of any such Research Agreement, past or future. LICENSEE's option to such inventions shall terminate six months from the date at which M.I.T. notifies LICENSEE that a patent application has been filed on the invention. If M.I.T. decides that it is not in M.I.T.'s best interest to file a patent application on an invention consisting of tangible property (such as a hybridoma cell line), LICENSEE's option to said tangible property shall terminate six months from the date at which M.I.T. notifies LICENSEE of the existence and description of the tangible property.

     2.16 The license granted hereunder shall not be construed to confer any rights upon LICENSEE by implication, estoppel or otherwise as to any other patents, tangible property, software or copyrights not specifically set forth in Appendix A hereof or in Paragraph 1.4 above or in Paragraph 2.15 above.

                           ARTICLE III - DUE DILIGENCE

     3.1 LICENSEE shall use its reasonable best efforts to bring one or more Licensed Products or Licensed Processes to market through a thorough, vigorous and diligent program for exploitation of the Patent Rights.

     3.2 In addition, LICENSEE shall adhere to the following milestones:

     (a) LICENSEE shall deliver to M.I.T. on or before six (6) months from the Effective Date of this Agreement a business plan showing the amount of money, number and kind of personnel and time budgeted and planned for each phase of development of the Licensed Products and Licensed Processes and shall provide similar reports to M.I.T. on an annual basis on or before January 31 of each year until the first to occur of: (i) first commercial sale of a Licensed Product; or (ii) the successful completion of a public offering of stock by the company.

     (b) LICENSEE shall make a first commercial sale of a Licensed Product within [REDACTED] months of the Effective Date of this Agreement.

     (c) LICENSEE shall file for regulatory approval of a human diagnostics Licensed Product within [REDACTED] months of the Effective Date of this Agreement.

     3.3 LICENSEE's failure to perform in accordance with Paragraphs 3.1 and 3.2 above shall be grounds for M.I.T. to terminate this Agreement pursuant to Paragraph 7.3 hereof.


                             ARTICLE IV - ROYALTIES

     4.1 For the rights, privileges and license granted hereunder, LICENSEE shall pay to M.I.T. in the manner hereinafter provided to the end of the term of the Patent Rights or until this Agreement shall be terminated as hereinafter provided:

     (a) A license issue royalty fee of Twenty-Five Thousand Dollars ($25,000), which said license issue fee shall be deemed earned and due immediately upon the execution of this Agreement.

     (b) During the exclusive period of this Agreement, a royalty in an amount equal to:

          (i) [REDACTED] of Net Sales of Licensed Products sold as research reagents by LICENSES.

          (ii) [REDACTED] of Net Sales of Licensed Products sold for use as In Vitro Diagnostics by LICENSEE.

         (iii) [REDACTED] of Net Sales of Licensed Products sold for use as In Vivo Diagnostics or as Therapeutics by LICENSEE; provided, however, that these royalty rates shall be increased under the provisions of Paragraph 4.1(d) below.

     (c) During the nonexclusive period of this Agreement in each country and for each class of products, royalties on Net Sales in that country of that class of products by LICENSEE shall be [REDACTED] of those specified in Paragraph 4.1(c) above, provided, however, that these royalty rates shall be increased according to the provisions of Paragraph 4.1(d) below.

     (d) Until the cumulative royalties paid under Paragraphs 4.1(b) and 4.1(c) above are equal to [REDACTED], royalties paid on Net Sales of Licensed Products shall be increased by [REDACTED] above the rates specified in Paragraphs 4.2
          (b) and 4.1(c).

     (e) [REDACTED] of all sublicensing revenues of any form received by LICENSEE for sublicensing any of the rights granted herein; provided, however, that in no case shall the portion of sublicensing revenues paid to M.I.T. be less than [REDACTED] of the Net Sales of Licensed Products sold by sublicensee(s) during the exclusive period of this Agreement, nor less than [REDACTED] of Net Sales by sublicensee(s) during the nonexclusive period of this Agreement except as provided for under Paragraph 9.4.

     (f) In the event that LICENSEE's royalty payment to M.I.T. hereunder for licensed operations during the calendar year 1989 and each year thereafter during the exclusive period shall fall below [REDACTED], LICENSEE shall, with its last report for said years, pay to M.I.T. the difference between said sum and the total royalties due M.I.T. for said year under 4.1(b), (c), (d) and (e) above.

     (g) LICENSEE shall also sell to M.I.T. at par value one share of common stock of Matritech, Inc. for each [REDACTED] shares now outstanding. LICENSEE shall also sell to M.I.T. at par value one share of stock from every additional [REDACTED] shares of stock hereafter issued (thereby keeping M.I.T.'s share of equity ownership at [REDACTED]%) until the total investment of any form in Matritech, Inc. (including equity investment and payments for research and development) shall total [REDACTED]. Thereafter, M.I.T. shall have no further right to purchase shares.

     4.2 In the event that a Licensed Product(s) under this Agreement is sold in a combination package or kit containing other diagnostic products for other than matrix proteins or other active biological agents (such as antibodies, peptides and other proteins but not including enzymes used only for detection purposes or simple salts, buffers or color reagents) not covered by the Patent Rights, then the Net Sales Price for purposes of determining royalty payments in the combination package shall be calculated using one of the following methods:

     (a) By multiplying the Net Sales Price of that combination package by the quantity (A/B), where A is the gross selling price during the royalty paying period in question of the diagnostic or therapeutic products or active biological agents which fall under the Patent Rights sold separately, and B is the gross selling price of the combination package during the royalty paying period in question; or

     (b) In the event that no such separate sales are made of any of the diagnostic or therapeutic products or active biological products in the combination package, then the Net Price of the combination package shall be multiplied by the quantity (X/Y), where X is the number of diagnostic and therapeutic products and active biological agents falling under the Patent Rights and Y is the total number of such products and active biological agents.

     4.3 In the event that no claims to the Patent Rights Patent Applications are allowed by the U.S. Patent Office by the sixth anniversary of the Effective Date of this Agreement, no royalties shall be due after that sixth anniversary under Paragraphs 4.1(a), (b), (c), (d), (e) or (f), but the license granted herein remains in full force and effect. Thereafter, if claims are allowed, royalties shall resume for Net Sales of Licensed Products sold after such allowance.


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                                      -12-


     4.4 At the expiration of the last to expire of the Patent Rights, if this License Agreement is still in effect, LICENSEE shall retain the exclusive right in perpetuity to use the Tangible Property for commercial purposes, and no royalties shall be due on Net Sales of Licensed Products sold after the last to expire of the Patent Rights.

     4.5 No multiple royalties shall be payable because any Licensed Product, its manufacture, lease or sale are or shall be covered by more than one patent application or patent licensed under this Agreement.

     4.6 Royalty payments shall be paid in United States dollars in Cambridge, Massachusetts, or at such other place as M.I.T. may reasonably designate consistent with the laws and regulations controlling in any foreign country. If any currency conversion shall be required in connection with the payment of royalties hereunder, such conversion shall be made by using the exchange rate prevailing at the Chase Manhattan Bank (N.A.) on the last business day of the calendar quarterly reporting period to which such royalty payments relate.

                         ARTICLE V - REPORTS AND RECORDS

     5.1 LICENSEE shall keep full, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to M.I.T. hereunder. Said books of account shall be kept at LICENSEE's principal place of business or the principal place of business of the appropriate Division of LICENSEE to which this Agreement relates. Said books and the supporting data shall be open at all reasonable times for five (5) years following the end of the calendar year to which they pertain, to the inspection of M.I.T. or its agents for the purpose of verifying LICENSEE's royalty statement or compliance in other respects with this Agreement.



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                                      -13-



     5.2 LICENSEE, within sixty (60) days after March 31, June 30, September 30 and December 31, of each year, shall deliver to M.I.T. true and accurate reports, giving such particulars of the business conducted by LICENSEE and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

     (a)  All Licensed Products manufactured and sold.

     (b)  Total billings for Licensed Products sold.

     (c)  Accounting for all Licensed Processes used or sold.

     (d)  Deductions applicable as provided in Paragraph 1.6.

     (e)  Total royalties due.

     (f) Names and addresses of all sublicensees to these Patent Rights of LICENSEE.

     (g) Licensed Products manufactured and sold to the United States Government. (No royalty obligations shall arise due to use by, for or on behalf of the United States Government in view of the royalty-free, nonexclusive license heretofore granted to the United States Government).

     5.3 With each such report submitted, LICENSEE shall pay to M.I.T. the royalties due and payable under this Agreement. If no royalties shall be due, LICENSEE shall so report.

     5.4 On or before ninety (90) days following the close of fiscal year, or following an initial public offering of LICENSEE's stock, at the same time that such information is given to other investors, LICENSEE shall provide to M.I.T. LICENSEE's certified financial statements for the preceding fiscal year including, at a minimum, a Balance Sheet and an Operating Statement.

     5.5 M.I.T. shall treat as confidential all information, reports and records delivered by LICENSEE with at least the same degree of care to maintain confidentiality as it exercises with respect to its own confidential information.

     5.6 The royalty payments set forth in this Agreement shall, if overdue, bear interest until payment at a per annum rate four percent (4%) above the prime rate in effect on the due date of the Chase Manhattan Bank (N.A.). The payment of such interest shall not foreclose M.I.T. from exercising any other rights it may have as a consequence of the lateness of any payment.

                         ARTICLE VI - PATENT PROSECUTION

     6.1 M.I.T. shall apply for, seek prompt issuance of, and maintain during the term of this Agreement the Patent Rights set forth in Appendix A. The prosecution and maintenance of all Patent Rights Patents and Applications shall be the primary responsibility of M.I.T.; provided, however, LICENSEE shall have reasonable opportunities to advise M.I.T. and shall cooperate with M.I.T. in such prosecution and maintenance. M.I.T. shall keep LICENSEE promptly informed of all correspondence with U.S. and foreign patent offices concerning prosecution and maintenance of the Patent Rights.

     6.2 Payment of all fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights in the United States shall be the responsibility of M.I.T. LICENSEE shall pay fifty percent (50%) of the fees and costs relating to the filing, prosecution, and maintenance of the Patent Rights in each country other than the United States incurred during LICENSEE's period of exclusivity in that country.

     6.3 If LICENSEE requests that M.I.T. continue patent prosecution in any country, but M.I.T. elects not to continue said prosecution, LICENSEE may, at its own expense, assume responsibility for such prosecution. Thereafter, LICENSEE shall not be required to pay royalties on Net Sales of Licensed Products in said country.

                            ARTICLE VII - TERMINATION

     7.1 If LICENSEE shall cease to carry on its business, this Agreement shall terminate upon notice by M.I.T. except as provided for in Article XI.

     7.2 Should LICENSEE fail to pay M.I.T. royalties due and payable hereunder, M.I.T. shall have the right to terminate this Agreement on thirty (30) days notice, unless LICENSEE shall pay M.I.T., within the thirty (30) day period, all such royalties and interest due and payable. Upon the expiration of the thirty
(30) day period, if LICENSEE shall not have paid all such royalties and interest due and payable, M.I.T. shall have the right to terminate this Agreement immediately.

     7.3 Upon any breach or default of any material provision of this Agreement by LICENSEE, other than those occurrences set out in Paragraphs 7.1 and 7.2 hereinabove, which shall always take precedence in that order over any breach or default referred to in this Paragraph 7.3, M.I.T. shall have the right to terminate this Agreement and the rights, privileges and license granted hereunder by ninety (90) days' notice to LICENSEE. M.I.T. shall have the right to make such termination effective upon expiration of the ninety (90) day period. Termination shall become effective unless LICENSEE shall have cured any such breach or default or if, in the sole opinion of M.I.T., LICENSEE is working diligently and effectively to cure such breach or default.

     7.4 LICENSEE shall have the right to terminate this Agreement at any time on six (6) months' notice to M.I.T., and upon payment of all amounts due M.I.T. under Paragraph 4.1 above.

     7.5 Upon termination of this Agreement for any reason, nothing herein shall be construed to release either party from any obligation that matured prior to the effective date of such termination. LICENSEE and any sublicensee thereof may, however, after the effective date of such termination, sell all Licensed Products, and complete Licensed Products in the process of manufacture at the time of such termination and sell the same, provided that LICENSEE shall pay to M.I.T. the royalties thereon as required by Article IV of this Agreement and shall submit the reports required by Article V hereof on the sales of Licensed Products.

     7.6 Upon termination of this Agreement for any reason during the exclusive period, any sublicensee not then in default shall have the right to seek a license from M.I.T.

                           ARTICLE VIII - ARBITRATION

     8.1 Except as to issues relating to the validity, construction or effect of any patent licensed hereunder, any and all claims, disputes or controversies arising under, out of, or in connection with this Agreement, which have not been resolved by good faith negotiations between the parties, shall be resolved by final and binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association then obtaining. The arbitrators shall have no power to add to, subtract from or modify any of the terms or conditions of this Agreement. Any award rendered in such arbitration may be enforced by either party in either the courts of the Commonwealth of Massachusetts or in the United States District Court for the Eastern District of Massachusetts, to whose jurisdiction for such purposes M.I.T. and LICENSEE each hereby irrevocably consents and submits.

     8.2 Claims, disputes or controversies concerning the validity, construction or effect of any patent licensed hereunder shall be resolved in any court having jurisdiction thereof.

     8.3 In the event that, in any arbitration proceeding, any issue shall arise concerning the validity, construction or effect of any patent licensed hereunder, the arbitrators shall assume the validity of all claims as set forth in such patent, unless there has been an adjudication to the contrary; in any event the arbitrators shall not delay the arbitration proceeding for the purpose of obtaining or permitting either party to obtain judicial resolution of such issue, unless an order staying such arbitration proceeding shall be entered by a court of competent jurisdiction. Neither party shall raise any issue concerning the validity, construction or effect of any patent licensed hereunder in any proceeding to enforce any arbitration award hereunder or in any proceeding otherwise arising out of any such arbitration award.

     8.4 Notwithstanding the foregoing, nothing in this Article shall be construed to waive any rights or timely performance of any obligations existing under this Agreement.

                            ARTICLE IX - INFRINGEMENT

     9.1 LICENSEE shall inform M.I.T. promptly in writing of any alleged infringement of which it shall have knowledge by a third party of any patents within the Patent Rights and provide any available evidence of infringement.

     9.2 During the term of this Agreement, M.I.T. shall have the right, but shall not be obligated, to prosecute at its own expense any such infringements of the Patent Rights and, in furtherance of such right, LICENSEE hereby agrees that M.I.T. may join LICENSEE as a party plaintiff in any such suit, without expense to LICENSEE. The total cost of any such infringement action commenced or defended solely by M.I.T. shall be borne by M.I.T. M.I.T. shall indemnify LICENSEE against any order for payment that may be made against LICENSEE in such proceedings. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the consent of LICENSEE, which consent shall not unreasonably be withheld. Any recovery or damages for past infringement derived from such action shall first be used to reimburse M.I.T. for all legal expenses connected with such action. M.I.T. shall then keep any recovery or damages relating to royalties not received by M.I.T. Any recovery or damages then remaining shall be divided equally between M.I.T. and LICENSEE up to the limit of the recovery or damages related to lost sales by LICENSEE during the exclusive period(s) of this Agreement. Any recovery or damages still remaining after the above-mentioned allocations shall be divided as follows: 50% to M.I.T. and the remaining 50% divided prorata among all licensees in proportion to the licensed sales of Licensed Products at the time of infringement.

     9.3 If within six (6) months after having been notified of any alleged infringement, M.I.T. shall have been unsuccessful in causing the alleged infringer to desist and shall not have brought and shall not be diligently prosecuting an infringement action, or if M.I.T. shall notify LICENSEE at any time prior thereto of its intention not to bring suit against any alleged infringer, then, and in those events only, LICENSEE shall have the right, but shall not be obligated, to prosecute at its own expense any infringement of the Patent Rights, and LICENSEE may, for such purposes, use the name of M.I.T. as party plaintiff. No settlement, consent judgement or other voluntary final disposition of the suit may be entered into without the consent of M.I.T., which consent shall not unreasonably be withheld. LICENSEE shall indemnify M.I.T. against any order for payment that may be made against M.I.T. in such proceedings.

     9.4 In the event that LICENSEE shall undertake the enforcement and/or defense of the Patent Rights by litigation, LICENSEE may withhold up to fifty percent (50%) of the royalties otherwise due M.I.T. hereunder after notification of infringement and apply the same toward reimbursement of its expenses, including reasonable attorneys' fees, in connection therewith. In order for such royalties to be continued to be withheld, LICENSEE must continuously and diligently pursue such enforcement and/or defense. Any recovery of damages by LICENSEE for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of LICENSEE relating to the suit, and next toward reimbursement of M.I.T. for any royalties past due or withheld and applied pursuant to this Article IX. The balance remaining from any such recovery shall be retained by LICENSEE except for those damages relating to M.I.T.'s loss of royalties.

     9.5 In the event that a declaratory judgement action alleging invalidity or non-infringement of any of the Patent Rights shall be brought against LICENSEE, M.I.T., at its option, shall have the right, within thirty (30) days after commencement of such action, to intervene and take over the sole defense of the action at its own expense.

     9.6 In any infringement suit as either party may institute to enforce the Patent Rights pursuant to this Agreement, the other party hereto shall, at the request and expense of the party initiating such suit, cooperate in all reasonable respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

     9.7 LICENSEE, during the exclusive period of this Agreement, shall have the sole right in accordance with the terms and conditions herein to sublicense any alleged infringer under the Patent Rights.

                ARTICLE X - PRODUCT LIABILITY AND REPRESENTATIONS

     10.1 LICENSEE shall at all times during the term of this Agreement and thereafter, indemnify, defend and hold M.I.T., its trustees, officers, employees and affiliates, harmless against all claims and expenses, including legal expenses and reasonable attorneys' fees, arising out of the death of or injury to any person or persons or out of any damage to property and against any other claim, proceeding, demand, expense and liability of any kind whatsoever resulting from the production, manufacture, sales, lease, use, consumption or advertisement of Licensed Products and Licensed Processes or arising from any obligation of LICENSEE hereunder.

     10.2 LICENSEE shall maintain or cause to be maintained prior to the first planned use in humans or for human testing, liability insurance which shall protect LICENSEE and M.I.T. in regard to events covered by Paragraph 10.1 above.

     10.3 M.I.T. hereby represents that it owns title to the Patent Rights and Tangible Property and that it has the right to grant licenses to such Patent Rights and Tangible Property subject only to a royalty-free nonexclusive license to the Patent Rights heretofore granted to the United States Government.

     10.4 M.I.T. also hereby represents that, to the best of its knowledge as of the Effective Date of this Agreement, the claims to the Patent Rights as listed in Appendix B are valid and have a reasonable probability of being allowed by the U.S. Patent office.

     10.5 M.I.T. also hereby represents that, to the best of its knowledge, the existing technology in the Patent Rights Patent Applications of Appendix A does not infringe any other M.I.T. patent or patent application existing at the Effective Date of this Agreement. This representation notwithstanding, if at any time during the term of this Agreement, it is found that the technology existing in the Patent Rights Patent Applications at the Effective Date of this Agreement infringes any other M.I.T. patent or patent application existing at the Effective Date of this Agreement, then M.I.T. shall grant to LICENSEE at no additional royalties a nonexclusive license to the M.I.T. patent or patents which are infringed, but only to the extent that the grant of such nonexclusive license is permitted by any prior agreements with third parties existing at the time that the infringement is identified.

     10.6 M.I.T.'s liability for the representations of Paragraphs 10.3, 10.4 and 10.5 shall be limited to a refund of any royalties paid under Paragraph 4.1.

                             ARTICLE XI - ASSIGNMENT

     This Agreement may not be assigned without the written permission of M.I.T. except in the case where LICENSEE merges or all of its assets are acquired.

                         ARTICLE XII - NON-USE OF NAMES

     LICENSEE shall not use the names of the Massachusetts Institute of Technology nor of any of its employees, nor any adaptation thereof, in any advertising, promotional or sales literature without prior written consent obtained from M.I.T. in each case, except that LICENSEE may state that it is licensed by M.I.T. under one or more of the patents and/or applications comprising the Patent Rights.

                         ARTICLE XIII - EXPORT CONTROLS

     It is understood that M.I.T. is subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities (including the Arms Export Control Act, as amended, and the Export Administration Act of 1979), and that its obligations hereunder are contingent on compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. M.I.T. neither represents that a license shall not be required nor that, if required, it shall be issued.

                          ARTICLE XIV PAYMENTS, NOTICES
                            AND OTHER COMMUNICATIONS

     Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to it at its address below or as it shall designate by written notice given to the other party:

     In the case of M.I.T.:

                  Director
                  Technology Licensing Office
                  Massachusetts Institute of Technology
                  77 Massachusetts Avenue, Room E32-300
                  Cambridge, Massachusetts 02139

     In the case of LICENSEE:

                  President
                  Matritech Inc.
                  21 Fairfield Street
                  Boston, Massachusetts 02116


                      ARTICLE XV - MISCELLANEOUS PROVISIONS

     15.1 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the Commonwealth of Massachusetts, U.S.A., except that questions affecting the construction and effect of any patent shall be determined by the law of the country in which the patent was granted.

     15.2 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a written instrument subscribed to by the parties hereto.

     15.3 The provisions of this Agreement are severable, and in the event that any provision of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

     15.4 LICENSEE agrees to mark the Licensed Products sold in the United States with all applicable United States patent numbers. All Licensed Products shipped to or sold in other countries shall be marked in such a manner as to conform with the patent laws and practice of the country of manufacture or sale.

     15.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

     IN WITNESS WHEREOF, the parties have hereunto set their hands and seals and duly executed this Agreement the day and year set forth below.


Attest:                             MASSACHUSETTS INSTITUTE OF TECHNOLOGY

/s/ Lita Nelsen                     By /s/ George H. Dummer
--------------------------------       -----------------------------------------
                                    Name  George H. Dummer
                                          --------------------------------------

Title  Tech Licensing Officer       Title Director Office of Sponsored Programs
     ---------------------------          --------------------------------------

                                    Date  December 22, 1987
                                          --------------------------------------


Attest:                             MATRITECH, INC.

                                    By /s/ Stephen D. Chubb
--------------------------------       -----------------------------------------
                                    Name  Stephen D. Chubb
                                          --------------------------------------

Title:                              Title President
      --------------------------          --------------------------------------

                                    Date  December 14, 1987
                                          --------------------------------------

                                   APPENDIX A

M.I.T. Case No. 4061
"Method For Determining Tissue Of Origin
And Degree Of Malignancy Of Tumor Cells"
By Sheldon Penman and Edward G. Fey

U.S. Serial No. 812,955
Filed: December 24, 1985

C.I.P.: U.S. Serial No. 946,770
Filed: December 23, 1986

Foreign filings:  PCT
                  EPO
                  Japan
                  Canada

                                   APPENDIX B

     Pending claims of the Patent Rights as of the Effective Date of this Agreement.

                                     CLAIMS

     1. A method for determining the tissue of origin of a cell and degree of malignancy comprising:

     (a) isolating the nuclear matrix proteins from at least one type of cell of known origin;

     (b) separating and identifying the isolated nuclear matrix proteins by two-dimensional gel electrophoresis;

     (c) isolating nuclear matrix proteins from cells of unknown origin;

     (d) separating and identifying the nuclear matrix proteins from cells of unknown origin by two-dimensional gel electrophoresis; and

     (e) comparing the identified, separated nuclear matrix proteins from cells of unknown origin with the separated, identified nuclear matrix proteins of known origin.

     2. The method of claim 1 wherein the nuclear matrix proteins are isolated by:

     (a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent solution at physiological pH and ionic strength;

     (b) separating the nucleus from the cytoskeleton proteins by solubilizing the cytoskeleton proteins in the insoluble material from step a;

     (c) separating the chromatin from the nuclear matrix by digesting the insoluble material from step b with DNAse and RNAase and eluting the chromatin with a buffered ammonium sulfate solution;

     (d) separating the interior and exterior proteins of the nuclear matrix by dissolving the insoluble material from step c in urea and dialyzing the dissolved proteins back into a physiological buffer.

     3. The method of claim 2 wherein the cytoskeleton proteins are solubilized in 0.25 M ammonium sulfate at pH 6.8.

     4. The method of claim 2 wherein the cytoskeleton proteins are solubilized in a solution comprising a non-ionic detergent and sodium deoxycholate.

     5. The method of claim 2 wherein the cytoskeleton proteins and chromatin are removed together by digesting the insoluble material from step a with DNAase and RNAase and then eluting with 0.25 M ammonium sulfate at pH 6.8.

     6. The method of claim 1 wherein the separated nuclear matrix proteins are identified by staining the gel to form a pattern of the separated proteins.

     7. The method of claim 1 further comprising making antibodies to the isolated, separated nuclear matrix proteins.

     8. The method of claim 7 further comprising labeling the anti-nuclear matrix protein antibodies, wherein the isolated, separated nuclear matrix proteins are identified by reacting said proteins with labeled antibodies to nuclear matrix proteins of known origin.

     9. The method of claim 1 further comprising compiling a data base consisting of two-dimensional gel electrophoresis patterns of isolated, separated and identified nuclear matrix proteins from cells of different states of malignancy and tissue of origin.

     10. The method of claim 1 further comprising separating, identifying and comparing both the interior and exterior nuclear matrix proteins.

     11. A method for detecting tumor antigens in a body fluid comprising reacting labeled monoclonal antibodies to nuclear matrix proteins of known origin and degree of malignancy with the body fluid to be analyzed.

     12. The method of claim 11 further comprising:

     isolating and analyzing nuclear matrix associated DNA from at least one cell of known origin;

     isolating and analyzing nuclear matrix associated DNA from cells of unknown origin; and

     comparing the isolated, analyzed nuclear matrix associated DNA from the cells of known and unknown origin.

     13. The method of claim 12 further comprising digesting the nuclear matrix associated DNA with restriction enzymes.

     14. The method of claim 12 wherein the nuclear matrix associated DNA is isolated by:

     (a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent solution at physiological pH and ionic strength;

     (b) digesting the insoluble material from step a with DNAase and then eluting with a buffered ammonium sulfate solution; and

     (c) removing any remaining protein from the insoluble material in step b.

     15. The method of claim 13 wherein the nuclear matrix associated DNA is isolated by:

     (a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent solution at physiological pH and ionic strength;

     (b) digesting the insoluble material from step a with one or more restriction enzymes in the appropriate buffer and then eluting with a buffered ammonium sulfate solution; and

     (c) removing any remaining protein from the insoluble material from step b.

     16. A method for isolating nuclear matrix proteins from eucaryotic cells comprising:

     (a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent-salt solution at physiological pH and ionic strength;

     (b) separating the nucleus from the cytoskeleton by solubilizing the cytoskeleton proteins in the insoluble material from step a;

     (c) separating the chromatin from the nuclear matrix by digesting the insoluble material from step b with DNAse and RNAase and eluting with a buffered ammonium sulfate solution; and

     (d) separating the interior and exterior proteins of the nuclear matrix by dissolving the insoluble material from step c in urea and dialyzing the dissolved proteins back into a physiological buffer.

     17. The method of claim 16 wherein the cytoskeleton proteins are solubilized in 0.25 M ammonium sulfate at pH 6.8.

     18. The method of claim 16 wherein the cytoskeleton proteins are solubilized in a solution comprising a non-ionic detergent and sodium deoxycholate.

     19. The method of claim 16 wherein the insoluble material dissolved in a buffered solution comprising 8 M urea.

     20. Antibodies to nuclear matrix proteins isolated according to the method of claim 16.

     21. A method for isolating nuclear matrix associated DNA comprising:

     (a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent solution at physiological pH and ionic strength;

     (b) digesting the insoluble material from step a with DNAase and then eluting with a buffered ammonium sulfate solution; and

     (c) removing any remaining protein from the insoluble material from step b.

     22. The method of claim 21 wherein the remaining protein is removed by phenol extraction.

     23. The method of claim 21 wherein the remaining protein is removed by centrifugation in cesium chloride.

     24. The method of claim 21 wherein the digested material is step b is eluted with 0.25 M ammonium sulfate pH 6.8.

     25. A method for isolating restriction fragments of nuclear matrix associated DNA comprising:

     a) separating the soluble proteins from the nucleus and cytoskeleton by extracting eucaryotic cells with a non-ionic detergent solution at physiological pH and ionic strength;

     b) digesting the insoluble material from step a with one or more restriction enzymes in the appropriate buffer and then eluting with a buffered ammonium sulfate solution; and

     c) removing any remaining protein from the insoluble material in step b.

     26. The method of claim 25 wherein the cytoskeleton proteins are solubilized in 0.25 M ammonium sulfate at pH 6.8.

     27. The method of claim 25 wherein the cytoskeleton proteins are solubilized in a solution comprising a non-ionic detergent and sodium deoxycholate.

     28. The method of claim 25 wherein the insoluble material is dissolved in a buffered solution comprising 8 M urea.

     29. The method of claim 1 further comprising selecting the cells of known origin of step a from cells containing nucleotide sequences of viral origin.

     30. The method of claim 1 wherein the cells of known origin of step a are selected from the group of cells having chromosomal defects or deficiencies for the production of specific proteins.

                                 FIRST AMENDMENT

     This Amendment, with the Effective Date of March 15, 1988 is to the License Agreement between M.I.T. and Matritech, Inc. with the Effective Date of December 14, 1987.

     The parties agree that, in order to correct a typographical error in the Licensing Agreements, subparagraph 4.1(c) of that License Amendment shall be replaced with the following:

     (o) During the nonexclusive period of this Agreement in each country and for each class of products, royalties on Net sales in that country shall be half of those specified in Paragraph 4.1(b) above, provided, however, that these royalty rates shall be increased according to the provisions of Paragraph 4.1(d) below.


Agreed to for:                                   Agreed to for:

MASSACHUSETTS INSTITUTE                          MATRITECH, INC.
         OF TECHNOLOGY

By:    /s/ John T. Preston                       By:    /s/ Stephen D. Chubb
       ------------------------------------          --------------------------
Title: Director/Technology Licensing Office      Title: President
       ------------------------------------            ------------------------
Date:  March 16, 1988                            Date:  March 21, 1988
       ---------------------------                     ------------------------

                                SECOND AMENDMENT

     This Amendment, with the Effective Date of December 20, 1989 is to the License Agreement between M.I.T. and Matritech, Inc. with the Effective Date of December 14, 1987.

     The parties thereto hereby agree that Paragraphs 2.2, 2.3 and 2.4 will be deleted in their entirety and replaced with the following:

     2.2: "In order to establish a period of exclusivity for LICENSEE, M.I.T.
          hereby agrees that it will not grant any other license to make, have made, use, lease and sell Licensed Products or to utilize Licensed Processes during the period of time commencing with December 14, 1987 and ending on December 31, 1999."


Agreed to for:

MASSACHUSETTS INSTITUTE                       MATRITECH, INC.
OF TECHNOLOGY

By: /s/ John T. Preston                       By:  /s/ Stephen D. Chubb
   -----------------------------------------      -----------------------------
Title: Director/Technology Licensing Office   Title:   President
     ---------------------------------------       -----------------------------
Date:  December 21, 1989                      Date:    December 27, 1989
     ---------------------------------------       -----------------------------

                                 THIRD AMENDMENT

     This Amendment with Effective Date of March 4, 1992 is to the License Agreement between M.I.T. and Matritech, Inc. with the Effective Date of December 14, 1989.

     The parties thereto hereby agree that the time specified for completion of the milestone identified in paragraph 3.2(c) be extended by twenty-four (24) months.

Agreed to for:

MATRITECH, INC.                      MASSACHUSETTS INSTITUTE
                                     OF TECHNOLOGY

By: /s/ Stephen D. Chubb             By: /s/ John T. Preston
    -----------------------------        ---------------------------------------
Title: President                     Title: Director/Technology Licensing Office
       --------------------------           ------------------------------------
Date:  March 4, 1992                 Date:  March 4, 1992
       --------------------------           ------------------------------------